Exhibit 99.1

PayPal Reports First Quarter 2024 Results

San Jose, California ½ April 30, 2024 ½ NASDAQ: PYPL

Q1’24 revenue increased 9% to $7.7 billion; 10% on a currency-neutral basis (FXN)

Q1’24 GAAP EPS increased 18% to $0.83; non-GAAP EPS increased 27% to $1.08 (based on new non-GAAP methodology as described below)

“We delivered a solid set of results in Q1 and I’m encouraged by the progress the team is making against PayPal’s go-forward strategy and in strengthening our foundation.

2024 remains a transition year and we are focused on execution – driving our key strategic initiatives, realizing cost savings, and reinvesting appropriately to position the company for consistent, high-quality profitable growth in the future.”

Alex Chriss

President and CEO

Q1’24 Financial Results

As announced on February 7, 2024, the Company’s non-GAAP results are based on a new methodology that includes the impact of stock-based compensation (SBC) expense and related employer payroll taxes. Non-GAAP results for 2023, 2022 and 2021 have been recast to reflect this change. See Exhibit 99.2 of the Form 8-K filed on April 30, 2024 for historical reconciliations.

•	Net revenues increased 9% to $7.7 billion; 10% FXN.

•	Transaction margin dollars increased 4% to $3.5 billion.

•	GAAP operating income increased 17% to $1.2 billion; non-GAAP operating income increased 15% to $1.4 billion.

•	GAAP operating margin expanded 98 basis points to 15.2%; non-GAAP operating margin expanded 84 basis points to 18.2%.

•	GAAP EPS increased 18% to $0.83[1]; non-GAAP EPS increased 27% to $1.08 (from $0.85 in Q1’23 based on the new non-GAAP methodology).

○

Under the company’s prior non-GAAP methodology, which excluded the impact of SBC expense and related employer payroll taxes, non-GAAP EPS would have increased 20% to $1.40 (from $1.17 in Q1’23 based on the prior non-GAAP methodology) compared to guidance[2] of a mid-single digit increase.

Q1’24 Operating Results

•	Total payment volume increased 14% to $403.9 billion; 14% FXN.

•	Payment transactions increased 11% to 6.5 billion.

•	Payment transactions per active account on a trailing 12-month basis increased 13% to 60.0.

•	Active accounts decreased 1% to 427 million. On a sequential basis, active accounts increased 0.4%, or by 2 million.

Cash Flow

•	Cash flow from operations of $1.9 billion and free cash flow[3] of $1.8 billion.

○	On a trailing 12-month basis, cash flow from operations of $5.6 billion and free cash flow of $5.0 billion.

•

Adjusted free cash flow[3] of $1.9 billion, which excludes the net timing impact between originating European buy now, pay later (BNPL) receivables as held for sale and the subsequent sale of these receivables.

○	On a trailing 12-month basis, adjusted free cash flow of $5.4 billion.

Balance Sheet and Liquidity

•	Cash, cash equivalents, and investments totaled $17.7 billion as of March 31, 2024.

•	Debt totaled $11.0 billion as of March 31, 2024.

•	Returned $1.5 billion to stockholders by repurchasing approximately 25 million shares of common stock.

○	On a trailing 12-month basis, returned $5.1 billion to stockholders by repurchasing approximately 81 million shares of common stock.

1. Q1’24 GAAP EPS includes a negative impact of ~$0.04 from PayPal’s strategic investment portfolio, compared to a positive impact of ~$0.03 in Q1’23.

2. Q1’24 guidance provided on February 7, 2024. See page 14 of this press release for a reconciliation of Q1’24 non-GAAP EPS under prior methodology.

3. “Non-GAAP Measures of Financial Performance” and subsequent tables at the end of this press release provide reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

1

Q1’24 Financial Results

Presented in millions, except per share data and percentages	Q1 2024	Q1 2023	YoY Growth	FXN YoY Growth
Total payment volume	$403,860	$354,508	14%	14%
GAAP
Net revenues	$7,699	$7,040	9%
Transaction margin dollars	$3,461	$3,315	4%
Operating income	$1,168	$999	17%
Operating margin	15.2%	14.2%	98bps
Effective tax rate	26.6%	26.0%	0.6pts
Net income (loss)	$888	$795	12%
Earnings per diluted share	$0.83	$0.70	18%
Net cash provided by operating activities	$1,917	$1,170	64%
Non-GAAP (new methodology)
Net revenues	$7,699	$7,040	9%	10%
Transaction margin dollars	$3,461	$3,315	4%
Operating income	$1,399	$1,220	15%
Operating margin	18.2%	17.3%	84bps
Effective tax rate	22.4%	23.1%	(0.7)pts
Net income	$1,155	$959	20%
Earnings per diluted share	$1.08	$0.85	27%
Free cash flow	$1,763	$1,000	76%
Adjusted free cash flow	$1,856	$1,000	86%

Financial Guidance

Q2’24 Guidance

•	Net revenues expected to increase approximately 6.5% and 7% FXN.

•	GAAP earnings per diluted share expected to be $0.83 compared to $0.92 in the prior year period.

○	In the second quarter of 2023, GAAP EPS included a positive impact of approximately $0.09 from PayPal’s strategic investment portfolio.

•	Non-GAAP earnings per diluted share expected to increase by a low double-digit percentage compared to $0.87 (based on the new non-GAAP methodology) in the prior year period.

○

Estimated non-GAAP amounts for the three months ending June 30, 2024 reflect adjustments of approximately $150 million, including estimated restructuring charges of approximately $70 million to $90 million.

FY’24 Guidance

•	GAAP earnings per diluted share expected to be approximately $3.65, compared to $3.84 in the prior year.

○	In 2023, GAAP EPS included positive impacts of approximately $0.24 from the gain on sale of Happy Returns and approximately $0.14 from PayPal’s strategic investment portfolio.

•	Non-GAAP earnings per diluted share expected to increase by a mid to high single-digit percentage compared to $3.83 (based on the new non-GAAP methodology) in the prior year.

○

Estimated non-GAAP amounts for the twelve months ending December 31, 2024 reflect adjustments of approximately $490 million, including restructuring charges of $175 million in Q1’24 and additional estimated restructuring charges of approximately $70 million to $90 million in Q2’24.

Please see “Non-GAAP Financial Measures” and “Non-GAAP Measures of Financial Performance” for important additional information.

“Non-GAAP Measures of Financial Performance” and subsequent tables at the end of this press release provide reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Q1 2024 Results	2

Conference Call & Webcast

PayPal Holdings, Inc. will host a conference call to discuss first quarter 2024 results at 8:30 a.m. Eastern Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company’s Investor Relations website at https://investor.pypl.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

Disclosure Channels

PayPal Holdings, Inc. uses the following channels as means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD:

•	Investor Relations website (https://investor.pypl.com)

•	PayPal Newsroom (https://newsroom.paypal-corp.com/)

•	PayPal Corporate website (https://about.pypl.com)

•	LinkedIn page (https://www.linkedin.com/company/paypal)

•	Facebook page (https://www.facebook.com/PayPalUSA/)

•	YouTube channel (https://www.youtube.com/paypal)

•	Alex Chriss’ LinkedIn profile (https://www.linkedin.com/in/alexchriss/)

•	Alex Chriss’ X profile (https://twitter.com/acce)

•	Jamie Miller’s LinkedIn profile (https://www.linkedin.com/in/jamiesmiller/)

The information that is posted through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts.

About PayPal

PayPal has been revolutionizing commerce globally for more than 25 years. Creating innovative experiences that make moving money, selling, and shopping simple, personalized, and secure, PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FXN results are calculated by translating the current period local currency results by the prior period exchange rate. FXN growth rates are calculated by comparing the current period FXN results with the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes financial measures defined as “non-GAAP financial measures” by the SEC including: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow, and adjusted free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow.”

Q1 2024 Results	3

Forward-looking statements

This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations, and plans of PayPal Holdings, Inc. and its consolidated subsidiaries (“PayPal”) that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “continue,” “strategy,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. Forward-looking statements may include, but are not limited to, statements regarding our guidance and projected financial results for the second quarter and full year 2024; our capital return program; the timing and impact of product launches and acquisitions; and the projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Our actual results could differ materially from those estimated or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to compete in markets that are highly competitive and subject to rapid technological change, and to develop and deliver new or enhanced products and services on a timely basis; cyberattacks and security vulnerabilities, and associated impacts; the effect of global and regional political, economic, market and trade conditions, including military conflicts, supply chain issues and related events that affect payments or commerce activity, including inflation and rising interest rates; the impact of catastrophic events, such as global pandemics, that may disrupt our business, as well as our customers, suppliers, vendors and other business partners; the stability, security and performance of our payments platform; the effect of extensive government regulation and oversight related to our business, products and services in a variety of areas, including, but not limited to, laws covering payments, lending and consumer protection; the impact of complex and changing laws and regulations worldwide, including, but not limited to, laws covering privacy, data protection, and cybersecurity; the impact of payment card, bank, or other network rules or practices; risks related to our credit products, including our ability to realize benefits from our agreements with third parties such as our agreement to sell our European BNPL loan receivables; changes in how consumers fund transactions; our ability to effectively detect and prevent the use of our services for fraud, abusive behaviors, illegal activities, or improper purposes; our ability to manage regulatory and litigation risks, and the outcome of legal and regulatory proceedings; our reliance on third parties in many aspects of our business; damage to our reputation or brands; fluctuations in foreign currency exchange rates; changes in tax rates and exposure to additional tax liabilities; changes to our capital allocation, management of operating cash or incurrence of indebtedness; our ability to timely develop and upgrade our technology systems, infrastructure and customer service capabilities; the impact of proposed or completed acquisitions, divestitures, strategic investments, or entries into new businesses or markets; and our ability to attract, hire, and retain highly talented employees. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/ or contemplated after the date hereof. More information about factors that could adversely affect PayPal’s results of operations, financial condition and prospects, or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal’s Investor Relations website at https://investor.pypl.com or the SEC’s website at www.sec.gov. All information in this release speaks as of April 30, 2024. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

Contacts	Investor Relations	Media Relations
	investorrelations@paypal.com	mediarelations@paypal.com

© 2024 PayPal Holdings, Inc. All rights reserved.

Q1 2024 Results	4

PayPal Holdings, Inc.

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
	(In millions, except par value)
ASSETS

Current assets:

Cash and cash equivalents	$9,693	$9,081

Short-term investments	4,625	4,979

Accounts receivable, net	1,108	1,069

Loans and interest receivable, held for sale	307	563

Loans and interest receivable, net	5,202	5,433

Funds receivable and customer accounts	38,353	38,935

Prepaid expenses and other current assets	4,418	2,509

Total current assets	63,706	62,569

Long-term investments	3,409	3,273

Property and equipment, net	1,426	1,488

Goodwill	10,916	11,026

Intangible assets, net	465	537

Other assets	3,425	3,273

Total assets	$83,347	$82,166

LIABILITIES AND EQUITY

Current liabilities:

Accounts payable	$108	$139

Funds payable and amounts due to customers	41,353	41,935

Accrued expenses and other current liabilities	8,385	6,392

Total current liabilities	49,846	48,466

Other long-term liabilities	3,116	2,973

Long-term debt	9,683	9,676

Total liabilities	62,645	61,115

Equity:

Common stock, $0.0001 par value; 4,000 shares authorized; 1,053 and 1,072 shares outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—

Preferred stock, $0.0001 par value; 100 shares authorized, unissued	—	—

Treasury stock at cost, 270 and 245 shares as of March 31, 2024 and December 31, 2023, respectively	(22,552)	(21,045)

Additional paid-in-capital	19,825	19,642

Retained earnings	24,088	23,200

Accumulated other comprehensive income (loss)	(659)	(746)

Total equity	20,702	21,051

Total liabilities and equity	$83,347	$82,166

Q1 2024 Results	5

PayPal Holdings, Inc.

Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended March 31,
	2024	2023
	(In millions, except per share data)
Net revenues	$7,699	$7,040

Operating expenses:

Transaction expense	3,917	3,283

Transaction and credit losses	321	442

Customer support and operations (1)	454	488

Sales and marketing (1)	421	436

Technology and development (1)	742	721

General and administrative (1)	464	507

Restructuring and other(1)	212	164

Total operating expenses	6,531	6,041

Operating income	1,168	999

Other income (expense), net	41	75

Income before income taxes	1,209	1,074

Income tax expense	321	279

Net income (loss)	$888	$795

Net income (loss) per share:

Basic	$0.83	$0.70

Diluted	$0.83	$0.70

Weighted average shares:

Basic	1,064	1,129

Diluted	1,072	1,134

(1) Includes stock-based compensation as follows:

Customer support and operations	$68	$72

Sales and marketing	40	43

Technology and development	147	148

General and administrative	87	94

Restructuring and other	38	—

	$380	$357

Q1 2024 Results	6

PayPal Holdings, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2024	2023
	(In millions)

Cash flows from operating activities:

Net income (loss)	$888	$795

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Transaction and credit losses	321	442

Depreciation and amortization	265	270

Stock-based compensation	365	345

Deferred income taxes	52	(67)

Net (gains) losses on strategic investments	49	(48)

Accretion of discounts on investments, net of amortization of premiums	(75)	(69)

Adjustments to loans and interest receivable, held for sale	37	—

Other	13	(23)

Originations of loans receivable, held for sale	(5,345)	—

Proceeds from repayments and sales of loans receivable, originally classified as held for sale	5,232	—

Changes in assets and liabilities:

Accounts receivable	(39)	(3)

Accounts payable	(22)	3

Other assets and liabilities	176	(475)

Net cash provided by operating activities	1,917	1,170

Cash flows from investing activities:

Purchases of property and equipment	(154)	(170)

Proceeds from sales of property and equipment	—	1

Purchases and originations of loans receivable	(4,779)	(8,267)

Proceeds from repayments and sales of loans receivable, originally classified as held for investment	4,827	8,063

Purchases of investments	(7,081)	(6,100)

Maturities and sales of investments	9,242	5,445

Funds receivable	(1,169)	1,195

Collateral posted related to derivative instruments, net	74	(22)

Other investing activities	20	8

Net cash provided by investing activities	980	153

Cash flows from financing activities:

Proceeds from issuance of common stock	—	1

Purchases of treasury stock	(1,501)	(1,432)

Tax withholdings related to net share settlements of equity awards	(167)	(149)

Borrowings under financing arrangements	115	72

Repayments under financing arrangements	(359)	(5)

Funds payable and amounts due to customers	(483)	(1,139)

Collateral received related to derivative instruments, net	33	(129)

Net cash used in financing activities	(2,362)	(2,781)

Q1 2024 Results	7

PayPal Holdings, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows—(continued)

	Three Months Ended March 31,
	2024	2023
	(In millions)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(94)	(4)

Net change in cash, cash equivalents, and restricted cash	441	(1,462)

Cash, cash equivalents, and restricted cash at beginning of period	21,834	19,156

Cash, cash equivalents, and restricted cash at end of period	$22,275	$17,694

Supplemental cash flow disclosures:

Cash paid for interest	$2	$2

Cash paid for income taxes, net	$83	$495

Q1 2024 Results	8

PayPal Holdings, Inc.

Unaudited Summary of Consolidated Net Revenues

Our revenues are classified into the following two categories:

•

Transaction revenues: Net transaction fees charged to merchants and consumers on a transaction basis based on the Total Payment Volume (“TPV”) completed on our payments platform. Growth in TPV is directly impacted by the number of payment transactions that we enable on our payments platform. We generate additional revenue from merchants and consumers: on transactions where we perform currency conversion, when we enable cross-border transactions (i.e., transactions where the merchant and consumer are in different countries), to facilitate the instant transfer of funds for our customers from their PayPal or Venmo account to their bank account or debit card, to facilitate the purchase and sale of cryptocurrencies, as contractual compensation from sellers that violate our contractual terms (for example, through fraud or counterfeiting), and other miscellaneous fees.

•

Revenues from other value added services: Net revenues derived primarily from revenue earned through partnerships, referral fees, subscription fees, gateway fees, and other services we provide to our merchants and consumers. We also earn revenues from interest and fees earned on our portfolio of loans receivable, and interest earned on certain assets underlying customer balances.

Net Revenues by Type	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In millions, except percentages)
Transaction revenues	$7,034	$7,283	$6,654	$6,556	$6,364
Current quarter vs prior quarter	(3)%	9%	1%	3%	(5)%
Current quarter vs prior year quarter	11%	9%	7%	5%	6%
Percentage of total	91%	91%	90%	90%	90%

Revenues from other value added services	$665	$743	$764	$731	$676
Current quarter vs prior quarter	(10)%	(3)%	5%	8%	(1)%
Current quarter vs prior year quarter	(2)%	9%	25%	37%	39%
Percentage of total	9%	9%	10%	10%	10%

Total net revenues	$7,699	$8,026	$7,418	$7,287	$7,040
Current quarter vs prior quarter	(4)%	8%	2%	4%	(5)%
Current quarter vs prior year quarter	9%	9%	8%	7%	9%

Net Revenues by Geography	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In millions, except percentages)
U.S. net revenues	$4,467	$4,639	$4,257	$4,210	$4,147
Current quarter vs prior quarter	(4)%	9%	1%	2%	(3)%
Current quarter vs prior year quarter	8%	8%	7%	9%	13%
Percentage of total	58%	58%	57%	58%	59%

International net revenues	$3,232	$3,387	$3,161	$3,077	$2,893
Current quarter vs prior quarter	(5)%	7%	3%	6%	(6)%
Current quarter vs prior year quarter	12%	10%	10%	5%	3%
(FXN) Current quarter vs prior year quarter	14%	12%	11%	7%	7%
Percentage of total	42%	42%	43%	42%	41%

Total net revenues	$7,699	$8,026	$7,418	$7,287	$7,040
Current quarter vs prior quarter	(4)%	8%	2%	4%	(5)%
Current quarter vs prior year quarter	9%	9%	8%	7%	9%
(FXN) Current quarter vs prior year quarter	10%	9%	9%	8%	10%

Q1 2024 Results	9

PayPal Holdings, Inc.

Unaudited Supplemental Operating Data

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In millions, except percentages)

Active accounts(1)	427	426	428	431	433

Current quarter vs prior quarter	— %	(1)%	(1)%	(1)%	— %

Current quarter vs prior year quarter	(1)%	(2)%	(1)%	— %	1%

Number of payment transactions(2)	6,505	6,798	6,275	6,074	5,835

Current quarter vs prior quarter	(4)%	8%	3%	4%	(3)%

Current quarter vs prior year quarter	11%	13%	11%	10%	13%

Payment transactions per active account(3)	60.0	58.7	56.6	54.7	53.1

Current quarter vs prior quarter	2%	4%	3%	3%	3%

Current quarter vs prior year quarter	13%	14%	13%	12%	13%

TPV(4)	$403,860	$409,832	$387,701	$376,538	$354,508

Current quarter vs prior quarter	(1)%	6%	3%	6%	(1)%

Current quarter vs prior year quarter	14%	15%	15%	11%	10%

(FXN) Current quarter vs prior year quarter	14%	13%	13%	11%	12%

Transaction Expense Rate(5)	0.97%	0.97%	0.93%	0.94%	0.93%

Transaction and Credit Loss Rate(6)	0.08%	0.10%	0.12%	0.11%	0.12%

Transaction Margin(7)	45.0%	45.8%	45.4%	45.9%	47.1%

Amounts in the table are rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.

(1) An active account is an account registered directly with PayPal or a platform access partner that has completed a transaction on our platform, not including gateway-exclusive transactions, within the past 12 months. A platform access partner is a third party whose customers are provided access to PayPal’s platform or services through such third party’s login credentials, including individuals and entities that utilize Hyperwallet’s payout capabilities. A user may register on our platform to access different products and may register more than one account to access a product. Accordingly, a user may have more than one active account. The number of active accounts provides management with additional perspective on the overall scale of our platform, but may not have a direct relationship to our operating results.

(2) Number of payment transactions is the total number of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.

(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12-month period, divided by active accounts at the end of the period. The number of payment transactions per active account provides management with insight into the average number of times an account engages in payments activity on our payments platform in a given period. The number of times a consumer account or a merchant account transacts on our platform may vary significantly from the average number of payment transactions per active account.

(4) TPV is the value of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.

(5) Transaction expense rate is transaction expense divided by TPV.

(6) Transaction and credit loss rate is transaction and credit losses divided by TPV.

(7) Transaction margin is net revenues less transaction expense and transaction and credit losses, divided by net revenues.

Q1 2024 Results	10

PayPal Holdings, Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow, and adjusted free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. These measures should be used to evaluate the company’s results of operations only in conjunction with the corresponding GAAP measures.

Reconciliation of all non-GAAP measures to the most directly comparable GAAP measures can be found in the subsequent tables included in this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, the company’s management uses financial measures that do not include amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, certain other gains, losses, benefits, or charges that are not indicative of the company’s core operating results, and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company’s management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.

The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, and non-GAAP effective tax rate:

Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.

Restructuring. These consist of expenses related to workforce reduction and include employee severance and benefits costs, real estate and facilities charges, stock-based compensation expense, and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.

Gains and losses on strategic investments. The gains and losses we record on our strategic investments are tied to the performance of the companies that we invest in. We exclude such gains and losses in full because the operations of the investee and the related gains and losses are not indicative of our ongoing operating results.

Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions that have not occurred frequently in the past and are not expected to occur regularly in the future. The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of our current or ongoing operating results.

Tax effect of non-GAAP adjustments. This adjustment is made to present the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

Free cash flow represents operating cash flows less purchases of property and equipment. The company uses free cash flow as a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company’s business, make strategic acquisitions and investments, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results with the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period’s FX-neutral results by the prior period’s results, excluding the impact from hedging activities.

Q1 2024 Results	11

PayPal Holdings, Inc.

Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and

GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended March 31,
	2024	2023(1)
	(In millions, except percentages)

	(unaudited)

GAAP net revenues	$7,699	$7,040

GAAP operating income	1,168	999

Amortization of acquired intangible assets	56	57

Restructuring(2)	175	117

Other(3)	—	47

Total non-GAAP operating income adjustments	231	221

Non-GAAP operating income	$1,399	$1,220

GAAP operating margin	15%	14%

Non-GAAP operating margin	18%	17%

(1) As announced on February 7, 2024, the Company’s non-GAAP results now include the impact of stock-based compensation expense and related employer payroll taxes. Prior period non-GAAP results have been recast to reflect this change.

(2) Beginning in 2024, restructuring includes any stock-based compensation associated with the restructuring activities. The three months ended March 31, 2024 include $38 million of stock-based compensation expense.

(3) The three months ended March 31, 2023 includes $39 million in asset impairment charges for right-of-use lease assets and related leasehold improvements in conjunction with exiting certain leased properties and a loss of $8 million from the designation of an owned property as held for sale.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS, and

GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended March 31,
	2024	2023(1)
	(In millions, except per share data and percentages)

	(unaudited)
GAAP income before income taxes	$1,209	$1,074
GAAP income tax expense	321	279

GAAP net income (loss)	888	795
Non-GAAP adjustments to net income (loss):
Non-GAAP operating income adjustments (see table above)	231	221
Net (gains) losses on strategic investments	49	(48)
Other(2)	31	18
Tax effect of non-GAAP adjustments	(44)	(27)

Non-GAAP net income	$1,155	$959

Diluted net income (loss) per share:
GAAP	$0.83	$0.70
Non-GAAP	$1.08	$0.85
Shares used in GAAP diluted share calculation	1,072	1,134
Shares used in non-GAAP diluted share calculation	1,072	1,134

GAAP effective tax rate	27%	26%
Tax effect of non-GAAP adjustments to net income (loss)	(5)%	(3)%

Non-GAAP effective tax rate	22%	23%

(1) As announced on February 7, 2024, the Company’s non-GAAP results now include the impact of stock-based compensation expense and related employer payroll taxes. Prior period non-GAAP results have been recast to reflect this change.

(2) The three months ended March 31, 2024 and 2023 consist primarily of tax expense related to intra-group transfer of assets.

Q1 2024 Results	12

PayPal Holdings, Inc.

Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow

	Three Months Ended March 31,
	2024	2023
	(In millions/unaudited)
Net cash provided by operating activities	$1,917	$1,170
Less: Purchases of property and equipment	(154)	(170)

Free cash flow	1,763	1,000

Net timing impact between originating European BNPL receivables as held for sale and the subsequent sale of receivables	93	—

Adjusted free cash flow	$1,856	$1,000

Q1 2024 Results	13

As announced on February 7, 2024, the impact of stock-based compensation expense and related employer payroll taxes are now included in non-GAAP results.

The below reconciliation shows first quarter 2024 and 2023 results under the prior methodology, which does not include the impact of stock-based compensation expense and related employer payroll taxes, to provide a comparable basis for the first quarter 2024 guidance which was provided on the same date.

Going forward, all non-GAAP results and guidance will include the impact of stock-based compensation expense and related employer payroll taxes and we will not provide reconciliations based on the prior methodology.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income and GAAP Diluted EPS to Non-GAAP Diluted EPS

PRIOR METHODOLOGY

	Three Months Ended March 31,
	2024	2023
	(In millions, except per share data and percentages)

	(unaudited)
GAAP income before income taxes	$1,209	$1,074
GAAP income tax expense	321	279

GAAP net income (loss)	888	795

Stock-based compensation expense and related employer payroll taxes	369	380
Amortization of acquired intangible assets	56	57
Restructuring(1)	175	117
Other(2)	—	47

Non-GAAP operating income adjustments	600	601

Net (gains) losses on strategic investments	49	(48)
Other(3)	31	18
Tax effect of non-GAAP adjustments	(70)	(40)

Non-GAAP net income	$1,498	$1,326

Diluted net income (loss) per share:
GAAP	$0.83	$0.70
Non-GAAP	$1.40	$1.17
Shares used in GAAP diluted share calculation	1,072	1,134
Shares used in non-GAAP diluted share calculation	1,072	1,134

(1) Beginning in 2024, restructuring includes any stock-based compensation associated with the restructuring activities. The three months ended March 31, 2024 include $38 million of stock-based compensation expense.

(2) The three months ended March 31, 2023 includes $39 million in asset impairment charges for right-of-use lease assets and related leasehold improvements in conjunction with exiting certain leased properties and a loss of $8 million from the designation of an owned property as held for sale.

(3) The three months ended March 31, 2024 and 2023 consist primarily of tax expense related to intra-group transfer of assets.

Q1 2024 Results	14